Exhibit 5.1



August 8, 2000

ClubCorp, Inc.
3030 LBJ Freeway, Suite 700
Dallas, Texas  75234

Ladies and Gentlemen:

I have acted as General Counsel to ClubCorp, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of one share of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable upon the exercise of a stock option to be granted pursuant to the ClubCorp, Inc. Omnibus Stock Plan (the "Plan"), as described in the Registration Statement of the Company on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission.

In rendering this opinion, I have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Company) as I considered necessary or appropriate for enabling me to express the opinions set forth herein. In all such examinations, I have assumed the authenticity and completeness of all documents submitted to me as originals and the conformity to originals and completeness of all documents submitted to me as photostatic, conformed, notarized or certified copies.

Based on the foregoing, I am of the opinion that such share of Common Stock has been duly authorized and, if and when issued and paid for in full in accordance with the Plan as contemplated by the Registration Statement, will be validly issued, fully paid, and nonassessable.

Very truly yours,


/s/Terry A. Taylor
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Terry A. Taylor